Exhibit 99.1

ARC Document Solutions Announces Refinancing of 6.25% Term B Loan; Estimated Annual Interest Savings In Excess Of $5 Million
WALNUT CREEK, CA -- (November 20, 2014) - ARC Document Solutions, Inc. (NYSE: ARC) announced today that it has entered into a new $205 million Credit Facility that consists of a Term A loan facility in the amount of $175 million, and a revolving line of credit in the amount of $30 million. The proceeds of the new term loan were used to repay the Company’s former Term B Loan Facility in full, and the new revolving line of credit replaces the Company’s previously undrawn revolving line of credit in the amount of $40 million. The new Credit Facility bears interest at per annum floating rates that are adjusted quarterly based on the Company's leverage ratio.  Based on ARC’s leverage ratio at the closing, the Company's interest rate effective November 20, 2014, will be LIBOR plus 250 basis points. The Credit Facility was successfully syndicated to a group of lenders consisting primarily of commercial banks and has a term of five years that matures in November 2019.
With this transaction, the Company expects to save more than $5 million in annual cash interest payments relative to its previous Term B Loan Facility. Additional interest rate protection (“hedging”) costs associated with the new term loan facility have yet to be determined. Wells Fargo Securities, GE Capital Markets, and J.P. Morgan Securities served as Joint Bookrunners and Joint Lead Arrangers on the transaction.
About ARC Document Solutions (NYSE: ARC)
ARC Document Solutions is a leading document solutions company serving businesses of all types, with an emphasis on the non-residential segment of the architecture, engineering and construction industries. The Company helps more than 90,000 customers reduce costs and increase efficiency in the use of their documents, improve document access and control, and offers a wide variety of ways to print, produce, and store documents. ARC provides its solutions onsite in more than 8,000 of its customers' offices, offsite in service centers around the world, and digitally in the form of proprietary software and web applications. For more information please visit www.e-arc.com.
Forward-Looking Statements
This press release contains forward-looking statements that are based on current opinions, estimates and assumptions of management regarding future events and the future financial performance of the Company. Words such as "expect," and similar expressions identify forward-

looking statements and all statements other than statements of historical fact, including, but not limited to, any projections regarding earnings, revenues and financial performance of the Company, could be deemed forward-looking statements. We caution you that such statements are only predictions and are subject to certain risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. In addition to matters affecting the construction, managed print services, document management or reprographics industries, or the economy generally, factors that could cause actual results to differ from expectations stated in forward-looking statements include, among others, the factors described in the caption entitled "Risk Factors" in Item 1A in ARC Document Solution's Annual Report on Form 10-K for the fiscal year ended December 31, 2013, Quarterly Reports on Form 10-Q, and other periodic filings and prospectuses. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Contact Information:
David Stickney
VP Corporate Communications & Investor Relations
925-949-5114